Exhibit 99.1

Rogers Corporation Reports 2012 Second Quarter Results

ROGERS, Conn.--(BUSINESS WIRE)--July 31, 2012--Rogers Corporation (NYSE:ROG) today announced second quarter 2012 net sales of $126.7 million and income from continuing operations of $0.38 per diluted share, which includes net one-time charges of $0.09 per diluted share associated primarily with the ceasing of operations in its leased facility in Bremen, Germany. Excluding these net one-time charges, non-GAAP income from continuing operations would have been $0.47 per diluted share. Net sales and non-GAAP income from continuing operations fell within the Company’s previously announced second quarter guidance ranges of $125 to $132 million in net sales with income from continuing operations of $0.37 to $0.47 per diluted share (as the original guidance did not include any anticipated one-time charges). Second quarter 2011 net sales were $143.5 million with income from continuing operations of $0.81 per diluted share.

A reconciliation of the non-GAAP to GAAP operating results discussed in the preceding paragraph and the third quarter guidance presented below are included at the end of this release.

Business Segment Discussion

High Performance Foams

In the second quarter of 2012, High Performance Foams reported net sales of $43.3 million, a decrease of 1.6% compared to the second quarter 2011 record sales of $44.0 million. Sales were down slightly in this year’s second quarter primarily due to softer sales in general industrial applications. This was partially offset by continued strong demand for PORON® urethane foams in tablet computers and for PORON® XRD® extreme impact protection materials for protective cases for smart phones and tablets, as well as sports impact apparel.

Printed Circuit Materials

Net sales of Printed Circuit Materials totaled $40.5 million for the second quarter of 2012, a decrease of 6.7% from the $43.4 million reported in the second quarter of 2011. In the second quarter of 2012, the segment experienced weaker demand from many global OEM’s in the wireless infrastructure market, as deployments of base stations were lower than in the previous year’s second quarter. Net sales into high reliability applications were also generally soft as customers continued to align their inventories with demand. However, there was continued strength into automotive radar safety and base station antenna applications, as the Company continues to gain design wins with its new laminate products.

Power Electronics Solutions

Curamik Electronics Solutions reported net sales of $23.9 million for the second quarter of 2012, a decrease of 30.9% compared to second quarter 2011 net sales of $34.6 million. Lower net sales at Curamik in the second quarter of 2012 are primarily related to continued lower demand in industrial motor drive and wind energy applications, as well as further inventory corrections in the supply chain. The Company believes that some of the downturn in demand in energy efficient motor drives is temporary and the long term outlook remains strong. However, the outlook for the wind energy market continues to be weak. Also, foreign exchange fluctuations contributed $2.4 million to the decline in sales as the US dollar appreciated against the Euro. Tempering this softness was consistent demand for Curamik’s direct bonded copper materials in x-by-wire technology for the automotive industry. This technology replaces traditional mechanical systems with electrical systems in automobiles to help improve overall performance and fuel efficiency.

Power Distribution Systems (PDS) second quarter of 2012 net sales were $11.6 million, a decrease of 17.1% compared to $14.0 million in the second quarter of 2011. The PDS business experienced weaker demand for its products in the second quarter of 2012 due largely to a significant slowdown in spending on infrastructure projects in mass transit, particularly in Europe and China. Also, net sales into renewable energy declined as the wind and solar markets continue to lag. PDS continues to experience increased demand for its products in the freight locomotive and transportation markets in the US.

Joint Ventures

Rogers’ 50% owned High Performance Foams joint venture sales totaled $15.9 million this quarter, a decrease of 5.4% compared to the $16.8 million sold in the second quarter of 2011. The decrease was due to continued weakness in the Japanese domestic and export markets, particularly LCD TVs, domestic mobile phones and general industrial applications.

Operational Highlights

As previously announced, the Company has undertaken several initiatives to streamline its operations and rationalize its cost structure. These actions began in the first quarter of 2012 and continued in the second quarter of 2012, with additional actions already commencing in July.

In the second quarter of 2012, the Company announced the shutdown of its High Performance Foams manufacturing facility in Bremen, Germany. Certain operations will be relocated to the Company’s facility in Carol Stream, Illinois, while other product lines that were not profitable will be exited. The Company expects to incur approximately $3.1 million of charges related to this action and recognized approximately $1.5 million in the second quarter of 2012. The Company expects to exit the facility by the end of 2012 and anticipates that this move will result in profitability improvements of approximately $1.4 million annually.

Also in the second quarter of 2012, the Company decided to cease production of its small non-woven composite materials operations in its Rogers, CT facility in an effort to redeploy resources to focus on its Core Strategic segments. Sales of these products have been steadily declining for several years and totaled approximately $1.4 million in the second quarter of 2012 and $4.8 million in fiscal 2011. The shutdown of production is expected to occur by the end of 2012 and is not expected to have a material impact on Rogers’ overall operations. No material charges are expected from this initiative.

Early in the third quarter of 2012, the Company announced its plan to move the final inspection stage of its manufacturing operations of its Curamik Electronics Solutions segment from its manufacturing site in Eschenbach, Germany to Hungary. The move is expected to enable more cost effective performance of the inspection operations. The Company expects the move to be substantially complete by the end of 2012 or early in 2013 and related expenses and charges will be incurred over that time period. We are not able to reasonably estimate those charges at this time.

All of the above initiatives are in addition to the actions previously announced earlier in the year. These additional initiatives will add incrementally to the initial $13 million of annual cost savings to be achieved by the fourth quarter of 2012 as a result of those actions.

The Company ended the second quarter of 2012 with cash and cash equivalents of $95.8 million. Capital expenditures were approximately $6.6 million for the second quarter of 2012 and are expected to total approximately $32 million for the year.

The Company reported gross margins of 29.1% in the second quarter of 2012 compared to 33.8% in the second quarter of 2011. Gross margins in the second quarter of 2012 were negatively impacted by the decline in sales volumes, a significant reduction in inventory levels and certain other one-time adjustments related to the shutdown of the Bremen facility in Germany and the shutdown of PDS operations in Arizona. Second quarter 2011 margins were favorably impacted by strong sales volumes and significant growth in inventories.

The Company’s 2012 second quarter effective tax rate was 32.5%. The tax rate was impacted by the mix of earnings in different taxing jurisdictions. The Company believes its effective tax rate for the balance of 2012 will be approximately 26% overall, though with some quarter to quarter volatility.

Bruce D. Hoechner, Rogers’ President and CEO commented: "In a tough global environment, our second quarter results were as expected given the overall uncertainty in the world economy and the continued volatility and sluggishness in many of our key markets. Our top line results were negatively impacted by approximately $3.6 million as the US dollar appreciated against the Euro. On a positive note, we continued to make good progress during the quarter in emerging application areas including base station antennas, automotive x-by-wire, high speed digital and extreme impact protection utilizing our PORON® XRD® technology.

Looking ahead, we believe that global markets will remain volatile. However, we are confident in our ability to execute in the areas under our control. We will continue to focus on prudent cost management and the continued development and introduction of innovative products to accelerate our growth when the global markets improve. The current business climate uncertainty is tempering our third quarter 2012 top line guidance, which we forecast will increase to between $127 to $135 million. However, as a result of our improved cost structure, we believe earnings, on a non-GAAP basis (excluding any potential one-time charges) will improve to between $0.60 and $0.70 per diluted share.”

About Rogers Corporation

Rogers Corporation (NYSE:ROG) is a global technology leader in specialty materials and components that enable high performance and reliability of consumer electronics, power electronics, mass transit, clean technology, and telecommunications infrastructure. With more than 180 years of materials science and process engineering knowledge, Rogers provides product designers with solutions to their most demanding challenges. Rogers’ products include advanced circuit materials for wireless infrastructure, power amplifiers, radar systems, high speed digital; power electronics for high-voltage rail traction, hybrid electric vehicles, wind and solar power conversion; and high performance foams for sealing and energy management in smartphones, aircraft and rail interiors, automobiles and apparel; and other advanced materials for diverse markets including defense and consumer products. Headquartered in Connecticut (USA), Rogers operates manufacturing facilities in the United States, Belgium, China, Germany, and South Korea, with joint ventures and sales offices worldwide. For more information, visit www.rogerscorp.com.

Safe Harbor Statement

This release contains statements that may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s expectations, estimates, projections and assumptions. Words such as “expects,” “anticipates,” “intends,” “believes,” “estimates,” “should,” “target,” “may,” “project,” “guidance,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause our actual results or performance to be materially different from any future results or performance expressed or implied by such forward-looking statements. Such factors include, but are not limited to, changing business, economic, and political conditions both in the United States and in foreign countries, particularly in light of the sovereign debt crisis being experienced globally; increasing competition; any difficulties in integrating acquired businesses into our operations and the possibility that anticipated benefits of acquisitions may not materialize as expected; delays or problems in completing planned operational enhancements to various facilities; our achieving less than anticipated benefits and/or incurring greater than anticipated costs relating to streamlining initiatives or that such initiatives may be delayed or not fully implemented due to operational, legal or other challenges; changes in product mix; the development and marketing of new products and manufacturing processes and the inherent risks associated with such efforts and the ability to identify and enter new markets; the outcome of current and future litigation; our ability to retain key personnel; our ability to adequately protect our proprietary rights; the possibility that we may be required to recognize impairment charges against goodwill and non-amortizable assets in the future; increases in our employee benefit costs could reduce our profitability; the accuracy of our analysis of our potential asbestos-related exposure and insurance coverage; the fact that our stock price has historically been volatile and may not be indicative of future prices; changes in the availability and cost and quality of raw materials; changes in environmental regulation, which could increase expenses and affect operating results; our ability to accurately predict reserve levels; our ability to service our debt; certain covenants in our debt documents could adversely restrict our financial and operating flexibility; fluctuations in foreign currency exchange rates; and changes in tax rates and exposure which may increase our tax liabilities. Such factors also apply to our joint ventures. We make no commitment to update any forward-looking statement or to disclose any facts, events, or circumstances after the date hereof that may affect the accuracy of any forward-looking statements, unless required by law. Additional information about certain factors that could cause actual results to differ from such forward-looking statements include, but are not limited to, those items described in our filings with the Securities and Exchange Commission, including in Item 1A, Risk Factors, to the Company’s Form 10-K for the year-ended December 31, 2011 and previously filed Form 10-Qs.

Additional Information and August 1, 2012 Conference Call

For more information, please contact the Company directly, visit Rogers’ website on the Internet, or send a message by email.

Website Address: http://www.rogerscorp.com

A conference call to discuss second quarter results will be held on Wednesday, August 1, 2012 at 9:00AM (Eastern Time).

The Rogers participants in the conference call will be:

Bruce D. Hoechner, President and CEO
Robert C. Daigle, Senior Vice President and CTO
Dennis M. Loughran, Vice President Finance and CFO

A Q&A session will immediately follow management’s comments.

To participate in the conference call, please call:

1-800-574-8929	Toll-free in the United States
1-973-935-8524	Internationally
There is no passcode for the live teleconference.

For playback access, please call: 1-855-859-2056 in the United States and 1-404-537-3406 internationally through 11:59PM (Eastern Time), Wednesday, August 8, 2012. The passcode for the audio replay is 12617693.

The call will also be webcast live in a listen-only mode. The webcast may be accessed through links available on the Rogers Corporation website at www.rogerscorp.com/ir. Replay of the archived webcast will be available on the Rogers website approximately two hours following the webcast.

Condensed Consolidated Statements of Comprehensive Income (Loss) (Unaudited)

	Three Months Ended		Six Months Ended
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Net sales	$126,671	$143,501	$248,044	$279,429
Cost of sales	89,799	94,930	174,731	188,316
Gross margin	36,872	48,571	73,313	91,113

Selling and administrative expenses	22,468	26,436	46,862	50,537
Research and development expenses	4,498	5,628	9,847	10,837
Restructuring and impairment charges	830	-	8,214	-
Operating income	9,076	16,507	8,390	29,739

Equity income in unconsolidated joint ventures	1,305	1,323	1,962	2,751
Other income (expense), net	261	280	122	1,629
Net realized investment gain (loss)	-	29	(3,245)	32
Interest income (expense), net	(1,072)	(1,265)	(2,262)	(2,843)
Income before income tax expense	9,570	16,874	4,967	31,308

Income tax expense	3,115	3,442	213	6,811
Income (loss) from continuing operations	6,455	13,432	4,754	24,497
Income (loss) from discontinued operations, net of income taxes	-	(1,304)	(108)	(2,934)
Net income	$6,455	$12,128	$4,646	$21,563

Basic net income (loss) per share:
Income from continuing operations	$0.40	$0.84	$0.29	$1.54
(Loss) from discontinued operations	-	(0.08)	(0.01)	(0.18)
Net Income	$0.40	$0.76	$0.28	$1.36

Diluted net income (loss) per share:
Income from continuing operations	$0.38	$0.81	$0.28	$1.48
(Loss) from discontinued operations	-	(0.08)	(0.01)	(0.18)
Net Income	$0.38	$0.73	$0.27	$1.30

Shares used in computing:
Basic	16,309,053	15,944,483	16,270,955	15,918,978
Diluted	16,864,166	16,678,377	16,842,768	16,603,543

Condensed Consolidated Statements of Financial Position (Unaudited)

(IN THOUSANDS)	June 30, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$95,786	$79,728
Accounts receivable, net	81,767	77,682
Accounts receivable from joint ventures	2,418	1,640
Accounts receivable, other	3,325	3,819
Taxes receivable	1,719	2,713
Inventories	74,678	78,320
Prepaid income taxes	4,934	4,315
Deferred income taxes	1,893	2,146
Asbestos related insurance receivables	6,471	6,459
Other current assets	9,989	7,360
Assets held for sale	-	1,400
Assets of discontinued operations	-	50
Total current assets	282,980	265,632

Property, plant and equipment, net	146,472	148,182
Investments in unconsolidated joint ventures	22,774	23,868
Deferred income taxes	20,650	20,117
Goodwill and other intangibles	153,835	158,627
Asbestos related insurance receivables	21,262	21,943
Investments, other	5,000	5,000
Other long term assets	8,189	8,299
Long term marketable securities	-	25,960
Total assets	$661,162	$677,628

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$15,561	$15,787
Accrued employee benefits and compensation	33,315	30,135
Accrued income taxes payable	31	1,799
Current portion of lease obligation	1,560	1,596
Current portion of long term debt	27,500	7,500
Asbestos related liabilities	6,471	6,459
Other current liabilities	10,376	15,368
Liabilities of discontinued operations	-	153
Total current liabilities	94,814	78,797

Long term debt	92,500	115,000
Long term lease obligation	6,955	7,610
Pension liability	52,862	68,871
Retiree health care and life insurance benefits	9,486	9,486
Asbestos related liabilities	21,468	22,326
Non-current income tax	18,628	17,588
Deferred income taxes	18,489	19,259
Other long term liabilities	617	435

Shareholders’ equity
Capital stock	16,396	16,221
Additional paid in capital	58,510	52,738
Retained earnings	336,745	332,099
Accumulated other comprehensive income	(66,308)	(62,802)
Total shareholders’ equity	345,343	338,256
Total liabilities and shareholders’ equity	$661,162	$677,628

Notes to Reconciliation of non-GAAP Financial Measures to the Comparable GAAP

Non-GAAP Financial Measures

Management believes non-GAAP information provides meaningful supplemental information regarding the Company’s performance by excluding certain expenses that are generally non-recurring and accordingly may not be indicative of the core business operating results. Rogers believes that this additional financial information is useful to management and investors in assessing the Company’s historical performance and when planning, forecasting and analyzing future periods. However, the non-GAAP information has limitations as analytical tools and should not be considered in isolation from, or as alternatives to, financial information prepared in accordance with GAAP.

	Q2 2012	YTD 2012
GAAP earnings per diluted share from continuing operations	$0.38	$0.28
Add back one-time charges, net of tax:
Severance and related charges	0.07	0.31
Impairment charge on auction rate security liquidation	0.00	0.10
PDS-AZ impairment	0.01	0.01
Other one-time charges	0.01	0.03
Total net one-time charges	0.09	0.45

Non-GAAP earnings per share from continuing operations	$0.47	$0.73

	Q2 2011	YTD 2011
GAAP earnings per diluted share from continuing operations	$0.81	$1.48
Add back one-time charges, net of tax:
Costs related to acquisition of Curamik	0.00	0.06
Non-GAAP earnings per diluted share from continuing operations	$0.81	$1.54

Reconciliation of non-GAAP to GAAP Earnings Per Share Guidance for the Third Quarter of 2012:

The following table includes non-recurring charges related to (i) payment of pension related benefits to Robert D. Wachob, former President and Chief Executive Officer who retired at the beginning of 2012, and (ii) the shutdown of the Company's manufacturing facility in Bremen, Germany. The reconciliation does not include non-recurring charges related to the move of Curamik’s final inspection operations to Hungary as such charges cannot be reasonably estimated as of the date of this press release.

Q3 2012
Guidance Q3 2012 GAAP earnings per diluted share from continuing operations	$0.45 - $0.55
Add back one-time charges, net of tax:
(i) Estimated expense related to payment of pension benefits	0.09
(ii) Estimated cost related to Bremen shutdown	0.06
Guidance Q3 2012 non-GAAP earnings per diluted share from continuing operations	$0.60 - $0.70

CONTACT:
Rogers Corporation
Financial News Contact:
Dennis M. Loughran, 860-779-5508
Vice President Finance and Chief Financial Officer
Fax: 860-779-4714
or
Investor Contact:
William J. Tryon, 860-779-4037
Manager of Investor and Public Relations
Fax: 860-779-5509
william.tryon@rogerscorp.com